Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

V.F. CORPORATION,

VF ENTERPRISES, INC.

and

THE TIMBERLAND COMPANY

Dated as of June 12, 2011

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS

2011 Bonus Program	32
Acquisition Proposal	30
Adverse Recommendation Change	30
affiliate	44
Agreement	1
Antitrust Authorities	44
Antitrust Laws	36
applicable law	44
beneficial owner	44
beneficially owned	44
Board	1
Book-Entry Shares	6
business day	44
By-Laws	9
Capitalization Date	9
Certificate of Incorporation	9
Certificate of Merger	2
Certificates	6
Class A Common Stock	3
Class A Shares	3
Class B Common Stock	3
Class B Shares	3
Closing	1
Closing Date	2
Code	4
Company	1
Company Common Stock	3
Company Defined Contribution Plan	33
Company Disclosure Schedule	8
Company Employees	14
Company ESPP	4
Company Owned IP	19
Company Plans	14
Company SEC Reports	12
Company Securities	10
Company Stock Plans	44
Company Subsidiary Securities	10
Company Termination Fee	41
Condition Date	2
Contract	11
control	44
controlled	44
controlled by	44
Costs	34
DGCL	1
Dissenting Shares	5
Effective Time	2
employee benefit plan	14
Environmental Laws	20
Environmental Permits	20
Equity Awards Schedule	9
ERISA	14
Exchange Act	11
Financial Advisor	17
Foreign Corrupt Practices Act	12
generally accepted accounting principles	44
Governmental Entity	11
HSR Act	11
Indemnified Parties	34
industries in which the Company and its subsidiaries operate	45
Information Statement	17
Intellectual Property	19
IRS	15
knowledge	45
Licenses	12
Lien	45
Material Adverse Effect	8
Material Contract	21
Materials of Environmental Concern	20
Merger	1
Merger Consent	27
Merger Consideration	3
Merger Sub	1
Option	4
Option Consideration	4
Parent	1
Parent Defined Contribution Plan	33
Parent Disclosure Schedule	22
Parent Plan	33
Parent SEC Reports	45
Paying Agent	5
Permitted Liens	45
person	45
Preferred Stock	9
Registered Intellectual Property	18
Restricted Share Consideration	4
Restricted Shares	4

Restricted Unit Consideration	4
Restricted Units	4
Sarbanes-Oxley Act	13
SEC	12
Securities Act	12
Shares	3
Stockholder Approval	45
subsidiaries	45
subsidiary	45
Superior Proposal	30
Surviving Corporation	1
Swartz Family Group	46
Tax Return	17
Taxes	17
Termination Date	40
Trade Secrets	19
Trademarks	19
U.S. Company Plan	15
under common control with	44
Voting Agreement	1

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2011 (this “Agreement”), among V.F. Corporation, a Pennsylvania corporation (“Parent”), VF Enterprises, Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent (“Merger Sub”), and The Timberland Company, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, members of the Swartz Family Group holding approximately 73.5% of the combined voting power of the Shares outstanding as of the date hereof are entering into a voting agreement with Parent simultaneously with the execution of this Agreement (the “Voting Agreement”), whereby, among other things, such persons have agreed to execute and deliver, upon the terms and subject to the conditions set forth therein, an irrevocable written consent in favor of the adoption of this Agreement, which consent when executed and delivered will be sufficient to adopt this Agreement and to approve the Merger without any further action by any other stockholder of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

SECTION 1.1.   The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2.   Closing; Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Ropes & Gray LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article

VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, if the date that would otherwise be the Closing Date (the “Condition Date”) would occur during the last 15 days of any fiscal quarter of Parent, except to the extent the provisions of this proviso are waived in writing by Parent, Parent shall not be required to effect the Closing until the first business day of Parent’s immediately succeeding fiscal quarter on which, subject to the immediately succeeding proviso, the conditions set forth in Article VII are satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions); provided, further, that if the Closing is delayed due to the application of the preceding proviso, the parties agree that the conditions set forth in Section 7.2(a) and Section 7.2(c) (as it relates to the conditions set forth in Section 7.2(a)) shall be deemed satisfied if the conditions set forth in Section 7.2(a) would have been satisfied as of the Condition Date in the absence of the preceding proviso, and Parent receives the certificate contemplated by Section 7.2(c) (as it relates to the conditions set forth in Section 7.2(a)) to the foregoing effect as of the Condition Date.  The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.  If Parent desires to delay the Closing due to the application of the first proviso of this Section 1.2, Parent shall deliver to the Company a written notice to that effect (stating its good faith determination of the Condition Date) on or prior to the date specified as the Condition Date in such notice; it being understood that following the delivery of such notice, Parent shall not thereafter be entitled to assert the failure of the Company to, prior to the date of such notice, comply with any covenant or agreement to be performed by the Company hereunder that was known to Parent prior to the delivery of such notice as the basis for the condition set forth in Sections 7.2(b) not being satisfied or as the basis for terminating the Agreement pursuant to Section 8.1(e).   At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

SECTION 1.3.   Effects of the Merger.  From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.   Certificate of Incorporation; By-Laws.

(a) At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended and restated to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except (i) for Article FIRST, which shall read “The name of the corporation is The Timberland Company” and (ii) that the provisions of the certificate of incorporation of Merger Sub relating to the incorporator of Merger Sub shall be omitted, and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and provided by applicable law.

(b) At the Effective Time, the by-laws of the Company shall be amended to read in their entirety as the by-laws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the amended and restated certificate of incorporation of the Surviving Corporation and as provided by applicable law.

SECTION 1.5.   Directors and Officers.  From and after the Effective Time (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1.   Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Except as set forth in Section 2.1(b), each share of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”) and Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive $43.00 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding Taxes;

(b) (i) Each share of Class A Common Stock (collectively, “Class A Shares”) and each share of Class B Common Stock (collectively, “Class B Shares”  and, together with the Class A Shares, the “Shares”) held in the treasury of the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time shall be automatically canceled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto and (ii) each Share held by any direct or indirect subsidiary of the Company or Parent (other than Merger Sub) immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation such that each such subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such subsidiary owned in Company Common Stock immediately prior to the Effective Time; and

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall (except for any such shares resulting from the conversion of Shares pursuant to clause (ii) of Section 2.1(b)) constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 2.2.   Company Stock Options; Company Restricted Stock; Company Restricted Units; Company ESPP.

(a) At or immediately prior to the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Stock Plans (an “Option”) that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall be canceled, with the holder of each such Option becoming entitled to receive an amount in cash (the “Option Consideration”) equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding Taxes.

(b) At the Effective Time, each Share granted subject to vesting or other restrictions pursuant to any Company Stock Plan or pursuant to any Contract (collectively, “Restricted Shares”) which is then outstanding shall vest and become free of such restrictions and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding Taxes (including any withholding Taxes required in respect of the vesting of such Restricted Shares) (the “Restricted Share Consideration”).

(c) At the Effective Time, each restricted stock unit and performance stock unit granted subject to vesting or other restrictions pursuant to any Company Stock Plan or pursuant to any Contract (collectively, “Restricted Units”) which is then outstanding shall vest and become free of such restrictions and, at the Effective Time, the holder thereof shall be entitled to receive an amount in cash (the “Restricted Unit Consideration”) equal to the product of (A) the number of Shares previously subject to such restricted stock unit or performance stock unit and (B) the Merger Consideration, less any required withholding Taxes. For the avoidance of doubt, for purposes of applying the immediately preceding sentence to any Restricted Unit that is a performance stock unit, the number of Shares treated as previously subject to such Restricted Unit shall be equal to the number of Shares which the holder would have been eligible to receive had performance criteria applicable to such Restricted Unit been achieved at target levels (and which number of Shares is set forth, for the avoidance of doubt, on the Equity Awards Schedule under the “PUs Outstanding” column with respect to the applicable Restricted Unit).

(d) The foregoing provisions of this Section 2.2 shall not apply to the Company’s 1991 Employee Stock Purchase Plan or any other plan, program or arrangement intending to qualify as a stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Company ESPP”).  With respect to the Company ESPP, the Company shall as soon as practicable take all actions necessary to provide that (i) participants may not increase their payroll deductions or purchase elections prospectively; (ii) no purchase period or offering period shall commence under the Company ESPP following the date of this Agreement; (iii) each participant’s outstanding right to purchase shares of Company Common Stock under the Company ESPP shall be suspended immediately following the end of the purchase or offering period in effect on the date of this Agreement or, if earlier, the end of the Business Day immediately prior to the Effective Time; provided that each participant’s accumulated payroll deductions as of the Effective Time shall be used to purchase shares of Company Common Stock immediately prior to the Effective Time in accordance with the terms of the Company ESPP, and the shares of Company Common Stock purchased thereunder shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 2.1(a); and (iv) as promptly as reasonably practicable following the purchase of shares of Company Common Stock in accordance with the preceding clause (iii), the funds, if any, that remain in a participant’s accounts after such purchase shall be returned to the participant.  The Company shall cause the Company ESPP to terminate at the Effective Time, and no further purchase rights shall be granted or exercised under the Company ESPP thereafter.

(e) As soon as reasonably practicable following the date of this Agreement, the Board (or, if appropriate, any committee thereof) shall adopt such resolutions or take such actions as it may deem necessary or appropriate to effect the treatment of Options, Restricted Shares and Restricted Units contemplated by Section 2.2(a), Section 2.2(b) and Section 2.2(c).  The Company shall provide Parent with drafts of such resolutions prior to their execution.

SECTION 2.3.   Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration therefor, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b) The Company shall give Parent (i) prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights, offer to settle or settle any such rights or approve any withdrawal of any such demands.

SECTION 2.4.   Surrender of Shares; Payment Procedures.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company to act as paying agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”) and to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II.  At or prior to the Effective Time, Parent shall cause to be deposited with the Paying Agent sufficient funds to make all payments pursuant to Sections 2.4(c).  Such funds may be invested by the Paying Agent as directed by Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and such investments shall be in (A) obligations of the United States of America or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, (B) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), (C) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively or (D) money market funds substantially all the assets of which are comprised of investments in the obligations described in clauses (A) through (C).  Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Immediately after the Effective Time, Parent shall cause to be deposited with the Surviving Corporation sufficient funds to make all payments pursuant to Section 2.4(d).

(c) Promptly after the Effective Time, but in any event within five business days following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in such form and have provisions reasonably acceptable to the Company and Parent and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor.  Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares and such Certificate or book-entry shall then be canceled.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares.  If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Any other transfer Taxes payable as a result of the consummation of the Merger will be paid by Parent, Merger Sub or the Surviving Corporation.  Until surrendered as contemplated by this Section 2.4(c), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.  For the avoidance of doubt, no payment shall be made under this Section 2.4(c) in respect of any Share that was a Restricted Share vesting at or prior to the Effective Time as to which withholding Taxes have not been withheld; payment for any such Share shall instead be provided pursuant to Section 2.4(d).

(d) All payments with respect to canceled Options, Restricted Units and Restricted Shares, shall be made by the Surviving Corporation as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of Parent pursuant to Section 2.4(b).  No interest shall be paid or accrued for the benefit of holders of Options on the Option Consideration payable in respect of the Options, to holders of Restricted Units on the Restricted Unit Consideration payable in respect of the Restricted Units, or to the holders of Restricted Shares on the Restricted Share Consideration in respect of the Restricted Shares.  For purposes of this Section 2.4(d) and Section 2.4(e), the term “Restricted Share” shall include any Share that was previously a Restricted Share and that vested at or prior to the Effective Time but as to which required withholding Taxes had not been withheld at or prior to the Effective Time.

(e) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and, after such funds have been delivered to the Surviving Corporation, such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares.  The holders of Options, Restricted Units and Restricted Shares shall be entitled to look to Parent and Surviving Corporation (subject to abandoned property, escheat or similar laws) as general creditors thereof with respect to the Option Consideration payable with respect to their canceled Options, with respect to the Restricted Unit Consideration payable with respect to their cancelled Restricted Units, and with respect to the Restricted Share Consideration payable with respect to their cancelled Restricted Shares.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration and the payment of Option Consideration, Restricted Unit Consideration, and Restricted Share Consideration.  Neither the Surviving Corporation, Parent nor the Paying Agent will be liable to any person entitled to payment under this Article II for any consideration which is properly delivered to a public official pursuant to any abandoned property, escheat or similar law.

(f) At the Effective Time the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time.  After the Effective Time, all Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(g) Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares, Options or Restricted Units pursuant to this Agreement any amount as Parent, the Surviving Corporation or the Paying Agent determines may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Options or Restricted Units, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, and, if required by the Surviving Corporation, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

SECTION 2.5.   Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Options or settlement of Restricted Units, in each case outstanding as of the date hereof and granted under any Company Stock Plan or pursuant to any Contract, with such exercise or settlement in accordance with the terms of such Option or Restricted Unit as of the date hereof, the Merger Consideration and any other amounts payable pursuant to this Agreement (including any Option Consideration and any Restricted Unit Consideration) shall be appropriately adjusted.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) and except as disclosed in any Company SEC Report (as defined below) filed on or after December 31, 2010 and prior to the date of this Agreement (but subject to Section 9.13):

SECTION 3.1.   Organization and Qualification; Subsidiaries.  The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below).  The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than in such jurisdictions where any such failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  “Material Adverse Effect” means any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to (a) the business, financial condition, results of operations, assets or liabilities of the Company and its subsidiaries taken as a whole or (b) the Company’s ability to consummate the Merger; provided, however, that, in the case of the immediately preceding clause (a), none of the following, or any changes, effects, events, circumstances, occurrence or state of facts relating to or resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or could or would be, a Material Adverse Effect: (i) economic, financial market, or geopolitical conditions in general, (ii) general changes or developments in the industries in which the Company and its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) changes in Tax laws or regulations or applicable accounting regulations or principles or interpretations thereof, (v) changes in the market price or trading volume of the Company Common Stock (but the reasons or causes of such changes may constitute a Material Adverse Effect and may be taken into account in determining whether there has been or could or would be a Material Adverse Effect), (vi) the failure, in and of itself, by the Company to meet any expected or projected financial or operating performance target, as well as any change by the Company in any expected or projected financial or operating performance target (but the reasons or causes of such failures or changes may constitute a Material Adverse Effect and may be taken into account in determining whether there has been or could or would be a Material Adverse Effect), (vii) acts of God, national or international hostilities, war (whether or not declared) or terrorism, or (viii) any litigation brought or threatened by the stockholders of the Company or any of its non-wholly-owned subsidiaries (whether on behalf of the Company or such subsidiaries or otherwise) arising out of or in connection with the existence, announcement or performance of this Agreement or the transactions contemplated hereby, so long as, in the case of clauses (i), (ii), (iv) and (vii), the effect on the Company and its subsidiaries, taken as a whole, is not disproportionate to that on other companies in the industry in which the Company operates.

SECTION 3.2.   Certificate of Incorporation and By-Laws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and the by-laws (the “By-Laws”) of the Company, each as currently in effect.  The Certificate of Incorporation of the Company and the By-Laws are in full force and effect and no other organizational documents are applicable to or binding upon the Company.  The Company is not in violation of any provisions of its Certificate of Incorporation or By-Laws in any material respect.

SECTION 3.3.   Capitalization.  (a) The authorized capital stock of the Company consists of (i) 120,000,000 Class A Shares, (ii) 20,000,000 Class B Shares and (iii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).  As of June 10, 2011 (the “Capitalization Date”), (i) 40,146,141 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 10,568,389 shares of Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iii) an aggregate of 5,676,264 Class A Shares were reserved for issuance upon or otherwise deliverable in connection with the grant of equity-based awards, the exercise of outstanding Options or the settlement of outstanding Restricted Units issued pursuant to the Company Stock Plans and the Company ESPP, (iv) 36,845,237 shares of Class A Common Stock were issued and held in treasury, (v) no shares of Class B Common Stock were issued and held in treasury and (vi) no shares of Preferred Stock were outstanding.  On June 11, 2011 at 9:12 p.m., Boston time, the Company’s counsel provided to Parent’s counsel a list (the “Equity Awards Schedule”) of (x) all Options issued as of the Capitalization Date, the number of shares of Company Common Stock subject thereto, the expiration date and the exercise price thereof and (y) all Restricted Units issued as of the Capitalization Date, the number of shares of Company Common Stock subject thereto.  From the Capitalization Date, no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued (x) upon the exercise of Options or in connection with other equity-based awards outstanding as of the Capitalization Date, in each case, in accordance with their terms or (y) pursuant to the Company ESPP as in effect on the date of this Agreement and in accordance with Section 2.2(d).  Except as set forth above:  (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.  None of the Company Securities are owned by any of the Company’s subsidiaries.

(b) Where such concepts are legally applicable, each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable.  All shares of capital stock in any of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all Liens other than Permitted Liens.  (A) There are not authorized or outstanding any (i) securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock of or other voting securities or ownership interests in any subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its subsidiaries, or other obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for any capital stock or other voting securities of any subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”) and (B) there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

SECTION 3.4.   Authority. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Stockholder Approval (as defined below).  Assuming the accuracy of Parent’s representations and warranties in Section 4.9, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the Stockholder Approval and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.  The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Stockholder Approval.

(b) At a meeting duly called and held, the Board has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby and (iii) unanimously resolved, subject to Section 6.4, to recommend approval and adoption of this Agreement by its stockholders.

(c) When so executed and delivered in accordance with the Voting Agreement, the Merger Consent shall constitute a valid and effective Stockholder Approval in compliance with applicable law and the Certificate of Incorporation and By-Laws, and no other vote or action of the holders of any class or series of the capital stock of the Company will be necessary under applicable law, the Certificate of Incorporation or By-Laws or otherwise to consummate the transactions contemplated hereby.

SECTION 3.5.   No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company do not and will not (i) contravene, conflict with or result in any violation or breach of the Certificate of Incorporation or By-Laws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any applicable law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) require any consent or other action by any person under, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss or change of a benefit or right under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, approval or similar authorization or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body, domestic, foreign or supranational (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Information Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iv) the applicable requirements of Antitrust Laws of jurisdictions other than the United States and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.6.   Compliance.

(a) (i) Neither the Company nor any of its subsidiaries is, or since January 1, 2009 has been, in violation of (or threatened to be charged with or given notice of any violation of) any applicable law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (collectively, “Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  This Section 3.6(a) does not relate to matters relating to the Foreign Corrupt Practices Act, which are the subject of Section 3.6(b), matters relating to the Sarbanes-Oxley Act (as defined in Section 3.7(c)), which are the subject of Section 3.7(c), employee benefit matters, which are the subject of Section 3.11, and Taxes, which are the subject of Section 3.15.

(b) To the knowledge of the Company, neither the Company nor any of its subsidiaries has taken any action which would cause the Company or any of its subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”), or any applicable law of similar effect.

SECTION 3.7.   SEC Filings; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (all such forms, reports, statements, certificates and other documents filed since January 1, 2009, collectively, the “Company SEC Reports”).  Each of the Company SEC Reports, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed.  None of the Company SEC Reports contained, when filed as finally amended, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Reports have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated.  The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company SEC Reports on Form 10-Q and current reports on Form 8-K have been prepared in accordance with generally accepted accounting principles in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c) Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  There are no outstanding loans or other extensions of credit made by the Company or any of its subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2010, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued an attestation report concluding that the Company maintained effective internal control over financial reporting as of December 31, 2010.

(e) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, each of which, in the case of both clauses (A) and (B), is set forth in Section 3.7(e) of the Company Disclosure Schedule.

(f) To the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting.  To the knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certification and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

SECTION 3.8.   Absence of Certain Changes or Events.  Since December 31, 2010, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been any change, event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.9.   No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than:

(a) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company dated December 31, 2010 or in the notes thereto;

(b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2010;

(c) liabilities or obligations to pay legal, investment banking and other professional advisory fees incurred in connection with the Merger;

(d) liabilities or obligations incurred directly as a result of this Agreement; and

(e) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10.   Absence of Litigation. There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any present or former officer, director or employee of the Company or any of its subsidiaries other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any of its subsidiaries nor any of their respective properties (for which the Company or any of its subsidiaries is liable) is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company or any of its subsidiaries.

SECTION 3.11.   Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other material benefit plan, program, policy, agreement or arrangement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date hereof (other than any plan, program, policy, agreement or arrangement required to be provided under applicable law) for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees” and such plans, programs, policies, agreements and arrangements, collectively, “Company Plans”).

(b) With respect to each Company Plan, the Company (i) has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written summary of the material terms thereof) and, to the extent applicable, (x) any summary plan description and (y) the most recently filed Form 5500, attached schedules, and audited financial statements, if any, and (ii) will as soon as possible, but in no event more than fifteen calendar days after the date hereof, make available to Parent a current, accurate and complete copy of, to the extent applicable, (x) any related trust agreement or other funding instrument and (y) the most recent determination or opinion letter, if any, received from the IRS.

(c) Except as failure to do so would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, each Company Plan has been established and administered in compliance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable laws, rules, and regulations.

(d) Neither the Company nor any other corporation or other trade or business that is treated as part of a single employer with the Company under Section 414(b) or (c) of the Code contributes or is required to contribute to, or has any liability with respect to, any employee benefit plan that is subject to Title IV of ERISA.

(e) No Company Plan provides post employment or post retirement health or medical or life insurance benefits for any employee or former employee, except as required to avoid excise tax under Section 4980B of the Code.

(f) Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened.

(g) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has a favorable determination or opinion letter from the Internal Revenue Service (the “IRS”) and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to materially adversely affect such qualification.

(h) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan.

(i) No condition exists that would prevent the Company from amending or terminating any Company Plan covering a current Company Employee whose primary place of employment is in the United States or former Company Employee whose primary place of employment was in the United States (each such plan a “U.S. Company Plan”) without liability, other than the obligation for benefits accrued prior to the termination of such plan.

(j) All contributions and premium payments required to have been paid with respect to each U.S. Company Plan have been paid or, to the extent (if any) not paid, reflected as a liability in accordance with the Company’s ordinary accounting practices.

(k) To the knowledge of the Company, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any of the U.S. Company Plans which would increase materially the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(l) No person has been treated as an independent contractor of the Company or any of its subsidiaries for tax purposes, or for purposes of exclusion from any Company Plan, who should have been treated as an employee for such purposes, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 3.12.   Labor and Employment Matters.  Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to Company Employees, nor to the knowledge of the Company as of the date of this Agreement are there any formal activities or proceedings of any labor union to organize any such employees.  As of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority.  As of the date of this Agreement, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.

SECTION 3.13.   Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law and (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

SECTION 3.14.   Properties.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and subject to Permitted Liens, the Company or one of its subsidiaries, (i) has good title to all the real properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, and (ii) has a valid leasehold interest in all leasehold estates reflected in the latest audited financial statements included in the Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice), and each material lease is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and there is no material default under any such lease by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto.

SECTION 3.15.   Tax Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) all Tax Returns required to be filed by, or with respect to any activities of, the Company and its subsidiaries prior to the date hereof have been timely filed (except those under valid extension) and as of the time of filing, the Tax Returns were true and complete in all material respects, (ii) as of the date hereof, all Taxes of the Company and its subsidiaries have been paid or adequately provided for in accordance with GAAP on the most recent financial statements included in the Company SEC Reports filed prior to the date hereof, (iii) neither the Company nor any of its subsidiaries has received written notice of any action, suit, proceeding, investigation, claim or audit against, or with respect to, any Taxes that have not been paid or otherwise settled, (iv) there are no liens for Taxes (other than Taxes not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with generally accepted accounting principles or for amounts being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, and (v) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) or (C) has entered into any agreement or arrangement with any taxing authority with regard to the tax liability of the Company or any subsidiary affecting any tax period for which the applicable statute of limitations has not expired.

(b) For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits taxes or customs duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.  For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.16.   Information Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the information statement to be sent to stockholders of the Company related to the Merger and this Agreement (together with any amendments or supplements thereto and any other required materials, the “Information Statement”) will, at the date it is first filed with the SEC and mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Information Statement will at all times comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Parent or Merger Sub in writing specifically for use in the Information Statement.

SECTION 3.17.   Opinion of Financial Advisor.  Goldman, Sachs & Co. (the “Financial Advisor”) has delivered to the Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date and based upon and subject to the limitations and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Class A Common Stock and the holders of Class B Common Stock.

SECTION 3.18.   Brokers.  No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries.  True, complete and correct copies of the Company’s engagement and other agreements with the Financial Advisor have been previously delivered to Parent.

SECTION 3.19.   Takeover Statutes and Rights Agreement.  (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions.  Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby or thereby.

(b)  Neither the Company nor any of its subsidiaries has adopted a stockholder rights plan or other similar arrangement relating to accumulations of beneficial ownership or capital stock of the Company or a change in control of the Company.

SECTION 3.20.   Intellectual Property.

(a) Section 3.20(a) of the Company Disclosure Schedule contains a true and complete list of all registrations and applications for registration of any Intellectual Property owned by the Company or any of its subsidiaries (“Registered Intellectual Property”).

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:  (i) the Company and its subsidiaries own or have the valid and enforceable right to use all Intellectual Property that is used or held for use in, or necessary for, the conduct of their businesses as currently conducted; (ii) the Company and its subsidiaries solely and exclusively own all right, title and interest in and to all material Company Owned IP free and clear of any Liens (except for Permitted Liens and other than non-exclusive licenses granted by the Company or its subsidiaries in the ordinary course of business consistent with past practice); (iii) the operations of the Company and its subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any third party and, to the knowledge of the Company, none of the Company Owned IP or Intellectual Property exclusively licensed to the Company or any of its subsidiaries has been challenged, misappropriated, infringed or otherwise violated by any third party; (iv) the Company and its subsidiaries have taken all reasonable actions necessary to protect and maintain all material Company Owned IP, including payment of applicable maintenance fees and filing of applicable statements of use with respect to any and all Registered Intellectual Property and, to the knowledge of the Company, all such material Company Owned IP is valid and enforceable; (v) no Trademarks included in the Company Owned IP material to the business or operation of the Company or any of its subsidiaries has been the subject of an opposition or cancellation proceeding; (vi) no Trade Secrets material to the operation of the business of the Company and its subsidiaries have been disclosed other than to employees, representatives and agents of the Company or any of its subsidiaries all of whom are bound by written confidentiality agreements; (vii) neither the Company nor any of its subsidiaries is a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened against the Company or any of its subsidiaries that (A) challenges the validity, enforceability, ownership, or right to use, sell or license any material Company Owned IP or (B) alleges that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any third party and (viii) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any material Company Owned IP or Intellectual Property licensed to the

Company or any of its subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of any material Company Owned IP.

(c) For purposes of this Agreement, (i) “Intellectual Property” means (A) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); (B) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (C) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (“Trade Secrets”); (D) writings and other works of authorship, including designs and drawings, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (E) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights; and (F) any other intellectual property or proprietary rights and (ii) “Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or its subsidiaries, including any and all Registered Intellectual Property.

SECTION 3.21.   Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its subsidiaries are and have been in compliance with all applicable Environmental Laws (as defined below), and possess and comply with all applicable Environmental Permits (as defined below) required under such laws to operate its properties and business operations; (ii) there are no Materials of Environmental Concern (as defined below) at, in, under, from or within any property now or in the past owned, leased or operated by the Company or any of its subsidiaries (or any of their respective predecessors), under circumstances that violate, or are reasonably likely to result in liability of the Company or any of its subsidiaries under, any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has any liability for, or has received, any request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or any similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its subsidiaries has received any claim, notice, demand, request for information, citation, summons or complaint, or is or has been subject to any suit, claim, action, investigation, review or proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or related to Environmental Laws, and to the knowledge of the Company no such matter has been threatened.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local laws (including without limitation common law), statutes, regulations, treaties, judicial decisions, judgments, orders, ordinances, codes, or decrees related to (a) human health and safety as such relates to the indoor or outdoor environment or (b) the indoor or outdoor environment, including air, soil, sediments, surface water or groundwater, in each of the foregoing cases, whether now or hereafter in effect.

“Environmental Permits” shall mean all permits, licenses, registrations, franchises, certificates, approvals, and other authorizations relating to or required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any pollutant, contaminant or any hazardous, acutely hazardous, or toxic substance or waste, including, without limitation, chlorinated solvents, petroleum, its derivatives, by-products and other hydrocarbons, polychlorinated biphenyls, radioactive material, lead, asbestos-containing materials and any other substances or wastes defined or regulated under any Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

SECTION 3.22.   Contracts.

(a) Except for this Agreement or as set forth on Section 3.22(a) of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than Contracts filed as exhibits to, or incorporated by reference in, Company SEC Reports);

(ii) any Contract containing covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could reasonably be expected to materially restrict the ability of Parent, the Surviving Corporation or their respective subsidiaries) to compete in any business or with any person or in any geographic area (other than any customary restrictions in a lease for retail space) that is material to the Company and its subsidiaries, taken as a whole, as of the date hereof, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less (so long as the such covenants do not survive such cancelation);

(iii) any joint venture, partnership or similar agreement (excluding information technology Contracts) that is material to the Company and its subsidiaries, taken as a whole;

(iv) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement;

(v) any Contract (other than any Company Plan or any purchase order issued in the ordinary course of business covering footwear, apparel and accessories, and related materials) for the purchase or sale of materials, supplies, goods, services, equipment or other assets which by its terms provides for aggregate payments by or to the Company and its subsidiaries of $10,000,000 or more over the remaining term thereof;

(vi) any Contract that is material to the Company and its subsidiaries, taken as a whole, relating to the acquisition or disposition of any business (in each case, whether by merger, sale of stock, sale of assets or otherwise) under which the Company or any of its subsidiaries has current obligations as of the date of this Agreement;

(vii) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables and receivables in the ordinary course of business), in either case, whether incurred, assumed, guaranteed or secured by any asset, with an aggregate outstanding principal amount exceeding $10,000,000;

(viii) any lease of real or personal property (other than any lease for retail space) that is material to the Company and its subsidiaries, taken as a whole;

(ix) any Contract that is material to the Company and its subsidiaries, taken as a whole, that grants any exclusive license or supply or distribution agreement or other exclusive rights or grants any “most favored nation” or similar rights (other than any customary rights in a lease for retail space);

(x) any agreement with any Swartz Family Group member, any director or officer of the Company or any of its subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director or officer;

(xi) any Contract (excluding licenses for commercial computer software that are generally available on nondiscriminatory pricing terms) to which the Company or any of its subsidiaries (i) obtains the right to use, or a covenant not to be sued under, any Intellectual Property or (ii) grants the right to use, or a covenant not to be sued under, any Intellectual Property, in each case, that is material to the Company and its subsidiaries, taken as a whole; or

(xii) any other Contract not made in the ordinary course of business that is material to the Company and its subsidiaries, taken as a whole.

Each such Contract described in clauses (i) through (xii) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  True and complete copies of each Material Contract have been provided to Parent.

SECTION 3.23.   Affiliate Transactions.  There are no transactions, agreements, arrangements or understandings between (i) the Company or any of its subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed.

SECTION 3.24.   No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) and except as disclosed in any Parent SEC Report filed on or after December 31, 2010 and prior to the date of this Agreement (but subject to Section 9.13):

SECTION 4.1.   Organization; Certificate of Incorporation and By-Laws.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.  Parent or one of Parent’s wholly-owned subsidiaries owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever.

(b) Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the by-laws of each of Parent and Merger Sub as in effect as of the date hereof.  Such organizational documents of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub.  Neither Parent nor Merger Sub is in violation of any provisions of its organizational documents in any material respect.

SECTION 4.2.   Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action by the Boards of Directors of Parent and Merger Sub and, promptly after the execution hereof, will be duly and validly authorized by written consent of the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL).  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

SECTION 4.3.   No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not (i) contravene, conflict with or result in any violation or breach of the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any applicable law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) require any consent or other action by any person under, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss or change of a benefit or right under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (iii) the applicable requirements of Antitrust Laws of jurisdictions other than the United States and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.4.   Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.  As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.5.   Information Statement.  None of the information supplied or to be supplied by, or on behalf of, Parent or Merger Sub for inclusion or incorporation by reference in the Information Statement will, at the date it is first filed with the SEC and mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by or on behalf of the Company or any of its representatives which is contained or incorporated by reference in the Information Statement.

SECTION 4.6.   Brokers.  No broker, finder or investment banker (other than Greenhill & Co., LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.7.   Financing.  Parent has or, at the Effective Time, will have sufficient funds to pay the aggregate Merger Consideration and all amounts payable pursuant to Article II of this Agreement.

SECTION 4.8.   Capitalization of Merger Sub; Operations of Merger Sub.  All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith or as contemplated herein.

SECTION 4.9.   Ownership of Shares.  Except pursuant to the Voting Agreement, neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” beneficially or otherwise, any Shares, as those terms are defined in Section 203 of the DGCL.  Other than as contemplated by this Agreement and the Voting Agreement, neither Parent nor any of its subsidiaries is, nor has been within the last three years, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

SECTION 4.10.   Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby.  The vote or consent of the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.11.   No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1.   Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall be conducted in its ordinary course of business consistent with past practice and the Company shall use its commercially reasonable efforts to preserve substantially intact its business organization, to preserve its present relationships with material customers and suppliers and other persons with which it has significant business relations and to maintain all material Registered Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use, except for such failures to maintain or file as are reasonably chosen in the ordinary course of business.  Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a) amend or otherwise change its Certificate of Incorporation or By-Laws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of Shares (x) upon the exercise of Options or in connection with other equity-based awards outstanding as of the date hereof, in each case, in accordance with their terms or (y) to the extent required under the Company ESPP as in effect on the date of this Agreement, subject to any amendments contemplated by Section 2.2(d) and in accordance with Section 2.2(d));

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution in the ordinary course consistent with past practice by a direct or indirect wholly owned subsidiary of the Company);

(d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any Company Security or Company Subsidiary Security (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock pursuant to the terms of a Company Plan);

(e) (i)  acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, securities, properties, interests or business, other than purchases of inventory and supplies in the ordinary course of business consistent with past practice; (ii) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (including any Intellectual Property), other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to existing Contracts; (iii) enter into or renew or amend in any material respect any Contract that is or would be a Material Contract (except as set forth in Section 5.1(e) of the Company Disclosure Schedule); (iv) terminate any Material Contract or waive, release or assign any material right, claim or benefit of the Company or any of its subsidiaries (except as set forth on Section 5.1(e) of the Company Disclosure Schedule); or (v) authorize any material new capital expenditures which are, in the aggregate, in excess of the Company’s budget provided to Parent, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(f) incur or modify in any material respect the terms of any Indebtedness, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business in an amount and on terms consistent with past practice;

(g) except as contemplated by Section 6.5 or except to the extent required under any Company Plan or as required by applicable law, (i) increase the compensation or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business consistent with past practices), (ii) grant any severance or termination pay unless provided for under any Company Plan as in effect on the date hereof, (iii) make any change in the key management structure of the Company or any of its subsidiaries, including, without limitation, the hiring of additional executive officers or the termination of existing executive officers, (iv) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees (other than with respect to newly hired employees in the ordinary course of business consistent with past practices) pursuant to which the total annual compensation and the aggregate severance benefits provided for in such agreement or arrangement exceed $150,000, or (v) establish, adopt, enter into or amend in any material respect or terminate any Company Plan except as reasonably determined by the Company to be required to comply with applicable law, including the Code;

(h) make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(i) other than in the ordinary course of business consistent with past practice or as required by applicable law, (i) change any material Tax election or any material method of accounting, (ii) enter into any closing agreement relating to any material Tax or (iii) surrender any right to claim a material Tax refund;

(j) settle or compromise (i) any proceeding or dispute that relates to the transactions contemplated hereby or (ii) any material litigation, other than, in the case of this clause (ii) only, (A) settlements or compromises of litigation involving an amount in controversy that is less than $1,000,000 for any individual matter or $2,500,000 for all such matters (and that does not limit future conduct of the Company or any subsidiary)  and (B) the settlement of claims or litigation specifically disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Reports for an amount not materially in excess of the amount so disclosed, reflected or reserved; or

(k) agree to take any of the actions described in Sections 5.1(a) through Section 5.1(j).

SECTION 5.2.   Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not (i), directly or indirectly, take any action to cause its representations and warranties set forth in Article IV to be untrue such that the condition set forth in Section 7.3(a) would not be satisfied or (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein if such acquisition would, or would reasonably be expected to, lead to any material delay in obtaining or materially increase the risk of not obtaining any approval under any Antitrust Law necessary for the consummation of the transactions contemplated by this Agreement.

SECTION 5.3.   No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.1.   Information Statement; Merger Consent.  (a) The Company, acting through the Board and in accordance with the DGCL and the By-Laws, shall take all action necessary to seek and obtain, on July 26, 2011 (by no later than 11:59 p.m., Boston time, on such date), the Stockholder Approval, by irrevocable written consent of the Swartz Family Group in the form attached as Exhibit A to the Voting Agreement (the “Merger Consent”).  The Company shall comply with the DGCL, the By-Laws and the Certificate of Incorporation and the Exchange Act (including Regulation 14C and Schedule 14C promulgated thereunder) in connection with the Stockholder Approval, including (i) delivering the Information Statement to the Company’s stockholders as required pursuant to the Exchange Act and (ii) giving prompt notice of the taking of the actions described in the Merger Consent in accordance with Section 228 of the DGCL to all holders of Shares not executing the Merger Consent and providing a description of the appraisal rights of holders of Shares available under Section 262 of the DGCL and any other disclosures with respect to appraisal rights required by Delaware law.

(b)  As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Information Statement.  Parent and Merger Sub will cooperate with the Company in the preparation of the Information Statement.  The Company shall promptly furnish the preliminary Information Statement and the definitive Information Statement, and any amendments or supplements thereto, to Parent and give Parent and its legal counsel a reasonable opportunity to review and comment on such preliminary Information Statement, or amendment or supplement thereto, prior to filing with the SEC, and the Company shall consider in good faith all comments of Parent in connection therewith.  Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement.  The Company shall use its reasonable best efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Information Statement.  The Company will use reasonable best efforts to cause the definitive Information Statement to be mailed to the stockholders of the Company as promptly as practicable after the Information Statement has been cleared by the SEC or after 10 calendar days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement; provided, however, that the Company shall have no obligation to mail the definitive Information Statement until after the date the Stockholder Approval is obtained.  Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading.  The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Information Statement and any request by the SEC for any amendment or supplement to the Information Statement or for additional information and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand.  Parent shall be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on any response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

SECTION 6.2.   Resignation of Directors.  At the Closing, the Company shall use its reasonable best efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

SECTION 6.3.   Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use its reasonable best efforts to cause its subsidiaries, officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of Parent reasonable access, consistent with applicable law, during normal business hours to its officers, employees, properties, offices, plants and other facilities (which shall not include any invasive testing or sampling) and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any applicable law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

(b) Each of Parent and Merger Sub will hold and treat and will cause its partners, members, directors, officers, employees, auditors, agents, advisors, controlling persons, financing sources and other authorized representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

SECTION 6.4.   Acquisition Proposals.

(a) Subject to Section 6.4(b), the Company shall, and shall cause its subsidiaries and the officers, directors, employees, investment bankers, representatives and agents of the Company and its subsidiaries to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, not (i) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding an Acquisition Proposal (other than with Parent and its representatives) or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 6.4(a), if, at any time following the date hereof and prior to 11:59 p.m., Boston time, on July 25, 2011, the Company receives a bona fide Acquisition Proposal from any person (that does not arise out of a breach of Section 6.4(a) of this Agreement or Section 5.02 of the Voting Agreement) that the Board determines in good faith (i) after consultation with a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under applicable law, the Company may, in response to such Acquisition Proposal and until 11:59 p.m., Boston time, on July 25, 2011 (after which time the Company and its representatives shall cease immediately all actions set forth in clauses (x) and (y) below), (x) furnish information (including non-public information) with respect to the Company and its subsidiaries to the person who has made such Acquisition Proposal, pursuant to a confidentiality agreement (with terms and conditions that are not materially less favorable to the Company than the Confidentiality Agreement between the Company and Parent dated January 14, 2011) (a copy of which shall be provided to Parent) and (y) participate in discussions and negotiations regarding such Acquisition Proposal. The Company shall as promptly as practicable (and in any event within 36 hours after receipt), notify Parent both orally and in writing of the receipt of any Acquisition Proposal, any inquiries relating to an Acquisition Proposal or any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its representatives concerning an Acquisition Proposal. The Company’s written notice shall include a written summary of the material terms of such Acquisition Proposal, inquiry or request, including the identity of the person or group of persons making the Acquisition Proposal, inquiry or request. The Company shall as promptly as practicable (and in any event within 24 hours after taking such action) advise Parent of any decision to take any of the actions referred to in the foregoing clauses (x) and (y) with respect to any Acquisition Proposal.  The Company shall keep Parent reasonably informed on a reasonably prompt basis of the status and material terms and conditions (including any change to the financial terms or any other material term thereof) and developments of any such Acquisition Proposal, inquiry or request and the status of any discussions or negotiations with any person making such Acquisition Proposal, inquiry or request.  For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its affiliates) relating to any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its subsidiaries or 20% or more of any class of equity or voting securities of the Company then outstanding, any tender offer or exchange offer that if consummated would result in any person (other than any member of the Swartz Family Group, except in the case of any tender offer made by or on behalf of any member of the Swartz Family Group, either individually or together with one or more persons) beneficially owning 20% or more of any class of equity or voting securities of the Company then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or one or more of its subsidiaries whose assets together constitute 20% or more of the consolidated assets of the Company, other than the transactions contemplated by this Agreement.  For purposes of this Agreement, a “Superior Proposal” means any bona fide unsolicited written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Board determines in its good faith judgment, after consultation with a financial advisor of nationally recognized reputation and after taking into account all legal, financial and regulatory aspects (including certainty of closing), to be more favorable to the Company’s stockholders than the transactions contemplated hereby.

(c) Except as set forth in this Section 6.4, neither the Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Board of the Merger or this Agreement or the other transactions contemplated hereby; (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), an “Adverse Recommendation Change”); provided, however, that the Board may (but subject to Section 6.4(e)), at any time prior to obtaining the Stockholder Approval, effect an Adverse Recommendation Change (whether or not in response to an Acquisition Proposal) if the Board determines, in good faith, after consultation with a financial advisor of nationally recognized reputation and outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law; (iii) allow the Company or any of its subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than a confidentiality agreement having the terms set forth in Section 6.4(b)) (A) constituting or related to, or that is intended to or could reasonably be expected to result in, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal; provided, however, that the Company shall not be prohibited from terminating this Agreement in accordance with its terms.  No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(d) Notwithstanding anything to the contrary in this Section 6.4, but subject to Section 6.4(e), if the Company has received a Superior Proposal after the date hereof that has not been withdrawn or abandoned, the Board may, at any time prior to 11:59 p.m., Boston time, on July 25, 2011, terminate this Agreement in order to cause the Company to concurrently accept such Superior Proposal; provided, that the Board has concluded, in good faith, after consultation with a financial advisor of nationally recognized reputation and outside counsel, that in light of such

Superior Proposal, the failure of the Board or such committee to terminate this Agreement would be inconsistent with its fiduciary duties; provided, further, that the Company shall not terminate this Agreement pursuant to this Section 6.4(d) (and any purported termination pursuant to this Section 6.4(d) shall be void and of no force or effect), unless prior to or concurrently with such termination, the Company pays the Company Termination Fee pursuant to Section 8.2(b).

(e) Neither the Board nor the Company shall effect an Adverse Recommendation Change pursuant to Section 6.4(c) or terminate this Agreement pursuant to Section 6.4(d) unless (i) the Company shall have provided Parent with written notice at least five business days before taking that action setting forth the Company’s intention to take such action and containing (A), if such action is intended to be taken in response to an Acquisition Proposal, the material terms of such Acquisition Proposal, including a copy of the most current version of the proposed definitive agreement to be entered with, and the identity of, the person or group of persons making the Acquisition Proposal or (B), if such action is intended to be taken in circumstances not involving or relating to an Acquisition Proposal, a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, and (ii) Parent does not provide to the Company, within five business days after its receipt of that written notification, a written proposal that (A), in the case of any action intended to be taken in response to an Acquisition Proposal, is, when taken in the aggregate, equal to, or more favorable than, such Acquisition Proposal to the stockholders of the Company or (B), in the case of any action intended to be taken in circumstances not involving or relating to an Acquisition Proposal, obviates the need for taking such action.  It is understood that in the case of any action intended to be taken in response to an Acquisition Proposal, any amendment to the financial terms or other material terms of the Acquisition Proposal shall require a new written notification from the Company pursuant to the immediately preceding sentence, except that the Company’s advance written notice obligation shall be reduced to three business days (rather than the five business days otherwise contemplated by the immediately preceding sentence). The Company agrees that during any applicable five- or three-business-day period, as the case may be, referred to in this Section 6.4(e), the Company and its representatives shall negotiate in good faith with Parent and its representatives regarding any revisions proposed by Parent to the terms of the transactions contemplated by this Agreement.

(f) Nothing contained in this Section 6.4, shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, the failure to do so would be inconsistent with its fiduciary duties or is otherwise required under applicable law; provided that any such action taken or disclosure made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board reaffirms the Board’s recommendation of this Agreement, the Merger and the other transactions contemplated hereby in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not constitute an Adverse Recommendation Change).

(g) The Company shall, and shall cause its representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall, in accordance with the Company’s rights and subject to the Company’s obligations under applicable confidentiality agreements, use its reasonable best efforts to cause any such person (or its agents, advisors or representatives) in possession of confidential information of the Company that was furnished by or on behalf of the Company in connection with a potential sale of the Company to return or destroy all such information (including any such information incorporated into any analysis prepared by any such persons or any of their advisors).

SECTION 6.5.   Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan or under applicable law, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on December 31, 2012, to provide severance and other separation-related payments and benefits not less favorable, in any case, than those provided for under the severance- or separation-related provisions of the Company Plans as in effect on the date hereof for any Company Employee employed by the Company or any of its subsidiaries on the date hereof whose employment terminates during that period in circumstances entitling such Company Employee to payments or benefits under such severance- or separation-related provisions as in effect on the date hereof (other than any changes to such severance- or severance-related provisions to the extent required by applicable law). In respect of the annual cash bonus payable to the Company Employees for service rendered in fiscal year 2011, Parent shall, or shall cause the Surviving Corporation to, continue to honor the terms and conditions of and obligations (existing as of the date of this Agreement) under the Company’s year 2011 annual cash bonus program and the award or participation agreements thereunder (the “2011 Bonus Program”), which 2011 Bonus Program shall be administered in a manner consistent with the Company’s historic annual bonus programs and any individual agreements with Company Employees.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan or under applicable law, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2012, to maintain for any Company Employee, (i) subject to paragraph (a) above, compensation levels (such term to include salary, bonus opportunities and commissions) that in the aggregate are no less favorable to the Company Employee than the overall compensation levels maintained for and provided to such Company Employee immediately prior to the Effective Time, (ii) without limiting the generality of clause (i) above, base salary or a wage rate that is no less favorable to the Company Employee than the base salary or wage rate paid to such Company  Employee immediately prior to the Effective Time and (iii) benefits (excluding any severance or equity-based compensation or awards) that in the aggregate are no less favorable to the Company Employees in the aggregate than the overall benefits (and the terms thereof) (excluding any severance or equity-based compensation or awards) maintained for and provided to such Company Employees immediately prior to the Effective Time (including, for the avoidance of doubt, the benefits provided under any Company Defined Contribution Plan that Parent directs the Company to terminate pursuant to Section 6.5(e) as such benefits are in effect immediately prior to such Company Defined Contribution Plan’s termination); provided, however, subject to the foregoing, that nothing herein shall be construed (x) as a guarantee of continued employment of any Company Employee, (y) to prohibit the Surviving Corporation from terminating the employment of any Company Employee, or (z) to prevent the amendment or termination of any particular Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable law.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Company Employee full credit for purposes of eligibility and vesting under any employee compensation and incentive plans (other than any equity-based compensation plan), benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation (each, a “Parent Plan”) and full credit for purposes of benefit accruals under any Parent Plan that provides for paid vacation or severance, if any, for the Company Employee’s service with the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company and the applicable Company Plan or Plans immediately prior to the Effective Time; provided, that, with respect to Parent’s 401(k), retirement savings plans and executive deferred savings plan, service credit shall be given for eligibility purposes but not vesting purposes relating to employer contributions.  With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) cause to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.

(d) From and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms as in effect as of the date hereof or as amended or entered into as permitted under Section 5.1(g) (and the Company Disclosure Schedule thereto) (i) each existing employment, change in control, severance and termination plan, policy, or agreement of or between the Company or any of its subsidiaries and any Company Employee and (ii) all obligations pursuant to deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements, in each case to the extent legally binding on the Company or any of its subsidiaries.

(e) Upon the written direction of Parent prior to the Effective Time, (i) the Company shall amend or cause to be amended any and all U.S. tax-qualified defined contribution plan(s) that it or its subsidiaries or any of them maintains (each, a “Company Defined Contribution Plan”) to provide that account balances of Company Employees who participate in a Company Defined Contribution Plan be fully and immediately vested and nonforfeitable as of the Effective Time and (ii) the Company shall terminate or shall cause the termination of the Company Defined Contribution Plans effective immediately prior to the Effective Time.  Parent shall cause its tax-qualified defined contribution plan (“Parent Defined Contribution Plan”) to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) by Company Employees with respect to account balances distributed to them on or as of the Effective Time by a Company Defined Contribution Plan, including, to the extent permitted under a Company Defined Contribution Plan, outstanding loan balances of all loans with a term of 120 months or less.  Subject to and without limiting the generality of Section 6.5(c), each Company Employee shall be eligible effective immediately following the Closing to participate in the salaried or hourly, as the case may be, Parent Defined Contribution Plan to the extent permitted by and in accordance with the terms thereof, and Parent shall use its reasonable best efforts to complete any documents or actions necessary or appropriate to effectuate such participation as promptly as practicable following the Closing Date.

(f) Nothing in this Section 6.5 shall be treated as an amendment of any Company Plan (or an undertaking to amend any such plan) and, without limiting the generality of Section 9.6,

nothing in this Section 6.5 shall confer any rights or benefits on any person other than the signatories to this Agreement.

SECTION 6.6.   Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any Company Employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law.  In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from the Surviving Corporation within ten business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, to repay such advances if it is ultimately adjudicated that such person is not entitled to indemnification, (y) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation.  Parent and the Surviving Corporation shall be entitled to elect to control the defense of any such action or proceeding, and counsel selected by the Indemnified Party shall, to the extent consistent with their professional responsibilities, cooperate with Parent and counsel designated by Parent; provided, however, that if there is a conflict between Parent and/or the Surviving Corporation, on the one hand, and the Indemnified Party, on the other hand, in respect of such action or proceeding, Parent shall not be entitled to elect to control the defense of such action or proceeding (it being understood that, in such case, the Indemnified Party shall not be entitled to into any settlement with respect to the such action or proceeding without the prior written consent of the Parent).

(b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Certificate of Incorporation and By-Laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Parent shall, or shall cause the Surviving Corporation to, either (i) cause to be obtained at the Effective Time “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’

liability insurance in an amount and scope and on terms at least as favorable to the Indemnified Parties as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time or (ii) maintain at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof than those of such policy in effect on the date of the Agreement) with respect to matters existing or occurring at or prior to the Effective Time; provided, that, in satisfying its obligation under this Section 6.6(c), Parent, or the Surviving Corporation, as applicable, shall not be obligated to pay aggregate premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 6.6(c) of the Company Disclosure Schedule.  Parent shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.5 and this Section 6.6.  In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.6 unless the successor or assign assumes such obligations.

SECTION 6.7.   Further Action; HSR Act and Antitrust Laws.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the other provisions of this Section 6.7, promptly following execution and delivery of this Agreement, Parent, Merger Sub and the Company shall (and, to the extent reasonably necessary, cause their respective affiliates to) (i) prepare and, as promptly as practicable and in any event within ten (10) business days of the date hereof (unless Parent and the Company agree otherwise in writing), file, or cause to be prepared and filed, with the appropriate Antitrust Authorities, the requisite notifications and reports with respect to the transactions contemplated by this Agreement pursuant to the HSR Act, (ii) use their respective reasonable best efforts to supply all information requested by Antitrust Authorities in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), and (iii) use their respective reasonable best efforts to comply with, and cooperate with each other in responding to, any information or document requests from an Antitrust Authority.  Each of Parent, Merger Sub and the Company will use its reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act.  Parent and the Company shall each pay fifty percent (50%) of all filing fees payable to Antitrust Authorities (or foreign equivalents) in connection with the transactions contemplated by this Agreement.

(c) In furtherance and not in limitation of the other provisions of this Section 6.7, the parties shall use their respective reasonable best efforts and shall cooperate with one another in connection with the exercise of such efforts to obtain as promptly as practicable all approvals, orders, permits or other consents of any applicable Governmental Entities necessary for the consummation of the transactions contemplated by this Agreement. Each of the parties shall use their respective reasonable best efforts to furnish to the other parties and, upon request, to any Governmental Entities such information and assistance as may be reasonably requested in connection with the foregoing. In connection with the foregoing, each party will (i) promptly notify the other party in writing of any communication received by that party or its affiliates from any Governmental Entity, and subject to applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication), (ii) provide the other party and its counsel with a reasonable opportunity to review in advance, and will consider in good faith the comments of the other party in connection with, any proposed written communication, filing or other submission to any Governmental Entity in connection with the foregoing, provided that confidential or competitively sensitive information or material shall be provided solely to the other party’s outside legal counsel on an outside legal counsel basis, and unless permission is obtained in advance from the party producing the materials and information, will not be disclosed by such outside counsel to employees, officers or directors of such other party, and (iii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, will give the other party the opportunity to attend and participate thereat.

(d) Notwithstanding anything to the contrary contained in this Section 6.7, the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (and the Company, without Parent’s prior written consent, shall not take any of the actions referred to in clauses (i) and (iii) below) (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated hereby, (ii) litigating, challenging or taking any other action with respect to any action or proceeding by any Governmental Entity or (iii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s subsidiaries or any of their respective affiliates’ businesses, assets or properties.

SECTION 6.8.   Financing Cooperation.

(a) The Company shall cooperate with, and cause its subsidiaries and its and their respective representatives to cooperate with, Parent and its financing sources in connection with the arrangement of financing related to the transactions contemplated by this Agreement. Such cooperation shall include, to the extent both reasonably requested by Parent and reasonably required in connection with such financing, (i) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent, (ii) providing direct contact between prospective financing sources and the officers the Company, (iii) providing assistance in extinguishing existing indebtedness of the Company and its subsidiaries and releasing liens securing such indebtedness, in each case to take effect at the Effective Time, (iv) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such financing, (v) assisting Parent in obtaining legal opinions to be delivered in connection with such financing and (vi) assisting Parent in securing the cooperation of the independent accountants of the Company and its subsidiaries; provided, in each case, that (a) such requested cooperation does not unreasonably interfere with or disrupt the ongoing operations of the Company and its subsidiaries, (b) neither the Company nor any of its subsidiaries shall be required to take any action that would subject them to any liability or to pay any commitment or other similar fee in connection with such financing prior to the Effective Time unless reimbursed or indemnified by Parent to the reasonable satisfaction of the Company and (c) neither the Company nor any of its subsidiaries shall be required to enter into any credit agreement, security agreement or other agreement in connection with the arrangement of financing related to the transactions contemplated by this Agreement or take any action that would encumber any of its assets prior to the Effective Time.

(b) Parent shall, promptly upon request by the Company, reimburse the Company and its subsidiaries for all reasonable out-of-pocket expenses and costs (including reasonable attorneys’ fees) incurred in connection with the Company’s or its subsidiaries’ obligations under this Section 6.8 or any other provision in this Agreement that obligates them to provide cooperation in connection with the arrangement of financing related to the transactions contemplated by this Agreement.

(c) Each of Parent and Merger Sub acknowledges and agrees that neither obtaining financing related to the transactions contemplated by this Agreement, nor completing any issuance of securities contemplated by such financing, is a condition to the Closing, and reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of such financing, or the completion of any such issuance.

SECTION 6.9.   Public Announcements.  The Company and Parent will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its reasonable best efforts to consult with the other party before it issues any such press release or makes any such public statement; provided, however, that the foregoing shall not apply with respect to any matter addressed in Section 6.4.

SECTION 6.10.   Notices of Certain Events.  Each party shall promptly notify the others of:

(a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; and

(b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

SECTION 6.11.   Approval by Sole Stockholder of Merger Sub

.  Promptly after the execution hereof, Parent shall cause the sole stockholder of Merger Sub to approve and adopt this Agreement, in accordance with the DGCL, by written consent.

ARTICLE VII.

CONDITIONS OF MERGER

SECTION 7.1.   Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained.

(b) Information Statement.  The Information Statement shall have been mailed to the Company’s stockholders and 20 days shall have elapsed since the date the Company sent or gave the Information Statement to its stockholders in accordance with clause (b) of Rule 14c-2 promulgated under the Exchange Act.

(c) No Injunctions or Restraints.  No applicable law shall prohibit, restrain or enjoin the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.7.

(d) HSR Act.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(e) Required Governmental Consents.  All actions by or in respect of, or filings with, any Governmental Entity, required to permit the consummation of the Merger, including those filings or approvals set forth on Section 7.1(e) of the Company Disclosure Schedule shall have been taken, made or obtained.

SECTION 7.2.   Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in Sections 3.3(a), 3.4, 3.17 and 3.19 shall be true and correct in all respects as of the Effective Time (or, if the Closing has been delayed due to the application of the provisos in

Section 1.2, as of the Condition Date) as though made on and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date) and (ii) the other representations and warranties of the Company set forth in this Agreement, interpreted without giving effect to any “material,” “materially,” “in all material respects” or similar qualifications contained therein or with respect thereto, shall be true as of the Effective Time (or, if the Closing has been delayed due to the application of the provisos in Section 1.2, as of the Condition Date) as though made on and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificate.  Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d) No Governmental Conditions.  No Governmental Entity shall have imposed a condition to the consummation of the Merger and the other transactions contemplated hereby that includes the taking of any action of the type described in clause (i) or (iii) of Section 6.7(d) that is not required to be effected pursuant to the terms of this Agreement.

(e) No Proceedings.  There shall not have been instituted and continuing or pending any action or proceeding by any Governmental Entity, (i) seeking to make the Merger illegal or otherwise to prohibit or restrain the consummation of the Merger or (ii) seeking to compel Parent, the Company or any of their respective Subsidiaries to take any action of the type described in clause (i) or (iii) of Section 6.7(d) that is not required to be effected pursuant to the terms of this Agreement.

SECTION 7.3.   Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by applicable law) waiver at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent and Merger Sub set forth in Sections 4.2 and 4.7 shall be true and correct in all respects as of the Effective Time as though made on and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement, interpreted without giving effect to any “material,” “materially,” “in all material respects” or similar qualifications contained therein or with respect thereto, shall be true as of the Effective Time as though made on and as of such time (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date) except where the failure of any such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c) Closing Certificate.  The Company shall have received certificates of an executive officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.   Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a) by mutual written consent of Parent and the Company;

(b) by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, Merger Sub) has failed to take such actions with respect thereto as are required to comply with Section 6.7;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before 11:59 p.m., Boston time, on December 12, 2011 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d) by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (I) 20 business days following notice of such breach to Parent and (II) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section  8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or (ii) prior to 11:59 p.m., Boston time, on July 25, 2011, in accordance with, and subject to the terms and conditions of, Section 6.4(d);

(e) by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, (ii) if the Board shall have made an Adverse Recommendation Change or (iii) if the Company shall have intentionally and materially breached its obligations under Section 6.4; provided, however, that notwithstanding any provision in this Agreement to the contrary, after the Condition Date, in no event may Parent terminate this Agreement under clause (i) of this Section 8.1(e) (x) as a result of the condition set forth in Section 7.2(a) not being satisfied or (y) to the extent not permitted by the penultimate sentence of Section 1.2; or

(f) by Parent if the Stockholder Approval shall not have been obtained by 11:59 p.m., Boston time, on July 26, 2011.

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

SECTION 8.2.   Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.3(b), this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), Section 8.1(e)(iii) or Section 8.1(f) then the Company shall pay $87,244,000 (the “Company Termination Fee”) to Parent, at or prior to the time of termination in the case of a termination pursuant to Section 8.1(d)(ii) or as promptly as reasonably practicable (and in any event within two business days after termination) in the case of a termination pursuant to Section 8.1(e)(ii), Section 8.1(e)(iii) or Section 8.1(f), payable by wire transfer of same day funds.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(c) or by Parent pursuant to Section 8.1(e)(i), but only if (a) after the date hereof and prior to such termination an Acquisition Proposal shall have been made to the Company or shall have been made directly to the holders of any class of Company Common Stock generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal and (b) within 12 months following the date of such termination, (i) the Company merges with or into, or is acquired, directly or indirectly, by merger or otherwise by, a third party, (ii) a third party, directly or indirectly, acquires more than 50% of the total assets of the Company and its subsidiaries, taken as a whole, (iii) a third party, directly or indirectly, acquires more than 50% of the outstanding shares of the Company Common Stock or (iv) the Company or any of its subsidiaries shall have entered into any contract or agreement providing for any of the actions described in any of the immediately preceding clauses (i) through (iii), then, in each case, the Company shall pay the

Company Termination Fee to Parent as promptly as reasonably practicable (and in any event within two business days after the event giving rise to the payment of the Company Termination Fee pursuant to this Section 8.2(c)), payable by wire transfer of same day funds.

(d) Each of the Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement.  In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred by Parent (including reasonable fees and expenses of counsel) in connection with the collection of such fee and the enforcement of this Section 8.2.

SECTION 8.3.   Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.  Expenses incurred in connection with the filing, printing and mailing of the Information Statement shall be shared equally by Parent and the Company.

SECTION 8.4.   Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable law requires the further approval of the stockholders of the Company without such further approval.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

SECTION 8.5.   Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso to the first sentence of Section 8.4 and to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 9.1.   Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

SECTION 9.2.   Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail

(postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

V.F. Corporation
105 Corporate Center Blvd.
Greensboro, North Carolina  27408
Attention:  General Counsel
Facsimile:  (336) 424-7696

with an additional copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY  10017
Attention:  George R. Bason, Jr.
Marc O. Williams
Facsimile:  (212) 701-5800

(b) if to the Company:

The Timberland Company
200 Domain Drive
Stratham, NH 03885
Attention:  General Counsel
Facsimile:  (603) 773-1630

with an additional copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts  02199-3600
Attention:  Jane D. Goldstein
Facsimile:  (617) 235-0376

SECTION 9.3.   Certain Definitions.  For purposes of this Agreement, the term:

(a) “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and any other Governmental Entity of any other jurisdiction (whether United States, foreign or multinational) responsible for antitrust or competition approvals, consents or clearances;

(c) “applicable law” means, with respect to any person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule,

regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person, as amended unless expressly specified otherwise;

(d) “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(e) “business day” means any day (ending at 11:59 p.m. Boston time) on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than Saturday or Sunday on which banks are not required or authorized by applicable law to close in Boston, Massachusetts;

(f) “Company Stock Plans ”  means the 1997 Incentive Plan, 2001 Non-Employee Directors Stock Plan, and 2007 Incentive Plan;

(g) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(h) “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(i) “industries in which the Company and its subsidiaries operate” means each of the footwear, apparel and accessories manufacturing, wholesale and retail industries;

(j) “knowledge” (i) with respect to the Company means the actual knowledge, after reasonable inquiry, of any of the persons set forth in Section 9.3(j) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge, after reasonable inquiry, of any of the persons set forth in Section 9.3(j) of the Parent Disclosure Schedule;

(k) “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, or other encumbrance.  For purposes of this Agreement, a person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

(l) “Parent SEC Reports” means any forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by Parent with the SEC since December 31, 2010;

(m) “Permitted Liens” means (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its subsidiaries, (B) liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without interest or penalty, that have been adequately provided for in accordance with generally accepted accounting principles or for amounts being contested in good faith, (C) such imperfections or irregularities of title, Liens and other restrictions or encumbrances as do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby for their respective current uses or otherwise materially impair business operations at such properties, (D) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company, (E) zoning, building and other similar codes and regulations, (F) restrictions under leases, subleases, licenses or occupancy agreements and liens or other encumbrances that have been placed by any developer, landlord or other similar third party on any real property in which the Company or any of its subsidiaries has a leasehold interest and subordination or similar agreements relating thereto and (G) any conditions that may be shown by a current, accurate survey or physical inspection of any real property and any matters of record that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the property to which they relate in the business of the Company and its subsidiaries as presently conducted;

(n) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(o) “Stockholder Approval” means the affirmative vote or written consent of the holders of at least a majority in combined voting power of the then outstanding Shares for the approval and adoption of this Agreement;

(p) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

(q) “Swartz Family Group” means any (i) lineal descendant or ancestor or sibling (by birth or adoption) of Sidney W. Swartz or Jeffrey B. Swartz, (ii) any spouse or former spouse of any of the foregoing, (iii) any legal representative or estate of any of the foregoing, (iv) any trust maintained for the benefit of the foregoing and (v) any corporation, private charitable foundation or other organization controlled by the foregoing.

SECTION 9.4.   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.5.   Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

SECTION 9.6.   Parties in Interest.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.6 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

SECTION 9.7.   Governing Law.  This Agreement, the rights of the parties and all actions arising in whole or in part under or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).

SECTION 9.8.   Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9.   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10.   Specific Performance; Jurisdiction; Waiver of Jury Trial.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of

Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.  In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2.  Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

SECTION 9.11.   Parent Guarantee.  Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.  Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement.  This is a guarantee of payment and performance and not collectibility.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11.

SECTION 9.12.   Interpretation.  When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” will be inclusive and not exclusive unless the context requires otherwise.  Unless the context requires otherwise, any agreements, documents, instruments or applicable laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or applicable laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of applicable laws, by succession of comparable successor statutes. All references in this Agreement to any applicable law will be deemed to refer also to any rules and regulations promulgated under that law.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 9.13.   SEC Document References.  The parties hereto agree that any information contained in any part of any Company SEC Report or Parent SEC Report shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties; provided that in no event shall any information contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

V.F. CORPORATION

By:	/s/ Franklin L. Terkelsen
	Name:	Franklin L. Terkelsen
	Title:	Vice President – Mergers and Acquisitions

VF ENTERPRISES, INC.

By:	/s/ Laura C. Meagher
	Name:	Laura C. Meagher
	Title:	President and Secretary

THE TIMBERLAND COMPANY

By:	/s/ Jeffrey B. Swartz
	Name:	Jeffrey B. Swartz
	Title:	Chief Executive Officer

[Merger Agreement Signature Page]